Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Year Ended December 31, 2011

Houston, Texas—March 30, 2012-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and year ended December 31, 2011.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “Despite a difficult price environment the Company recorded another profitable year with Adjusted Net Income totaling $5.8 million as compared to $4.3 million in the prior year. Our hedging transactions were a key component of this success but keeping our costs under control was also an important factor in these results. We executed our capital program within our budget and drilling results were generally better than expectations. New hydraulic fracturing tests in our Gurnee field continued to encourage us and we have a better understanding of how to proceed with future development in the field. We executed a successful acquisition which doubled our production and significantly reduced our all-in unit costs. In addition, hedges acquired as part of the acquisition will help protect 2012 cash flows from the worst natural gas price environment in a decade.”

Mr. Seré added, “Looking to 2012 we see the opportunity to cut costs further especially on the acquired properties. We are currently using our operating cash flows and cash proceeds from our hedge positions to reduce bank indebtedness. Our target is to reduce debt during 2012 by approximately 20% from debt levels on the closing date of the acquisition in November, 2011.”

Mr. Seré concluded by saying, “Although it is difficult to drill dry gas wells with gas prices hovering just above two dollars, we have significant operating leverage to higher gas prices and we are positioning ourselves for further growth as those prices rebound.”

Fourth Quarter 2011 Financial and Operating Results

For the quarter ended December 31, 2011, GeoMet reported a net loss of $1.1 million. Included in the net loss was a $7.9 million pre-tax, non-cash impairment to the Company’s gas properties and a $4.2 million pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. The Company received net cash payments of $4.4 million from the settlement of natural gas derivative contracts during the fourth quarter of 2011. The net loss for the 2011 quarter included $0.6 million from non-routine charges relating to the purchase of certain coalbed methane gas properties. For the quarter ended December 31, 2010, GeoMet reported a net loss of $3.0 million. Included in the net loss for the quarter ended December 31, 2010 was a $3.8 million pre-tax, non-cash, mark-to-market loss on derivative contracts and a $3.8 million unrealized loss from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. The Company received net cash payments of $3.5 million from the settlement of natural gas derivative contracts during the fourth quarter of 2010.

For the quarter ended December 31, 2011, GeoMet reported a net loss available to common stockholders of $3.9 million, or $0.10 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2011 were non-cash charges of $0.5 million for accretion of preferred stock and $2.3 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended December 31, 2010, GeoMet reported a net loss available to common stockholders of $4.7 million, or $0.12 per fully diluted share. Included in the net loss available to common stockholders for the quarter ended December 31, 2010 were non-cash charges of $0.4 million for accretion of preferred stock and $1.3 million for PIK dividends paid on preferred stock.

Adjusted Net Income for the fourth quarter of 2011 decreased to $1.5 million from $1.7 million in the prior year quarter. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net (Loss) Income.

Adjusted EBITDA for the fourth quarter of 2011 increased to $6.5 million from $5.7 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income. Adjusted EBITDA, including the return of acquisition costs related to the settlement of natural gas derivative contracts in the amount of $1.6 million, totaled $8.1 million for the fourth quarter of 2011. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the transaction discussed above. Such hedges were integral and a critical component of the value related to acquired gas properties. In addition, this treatment is also consistent with the treatment in our Bank Credit Agreement.

Revenues combined with cash settlements of natural gas derivative contracts, increased to $15.1 million for the quarter ended December 31, 2011 from $10.9 million in the prior year quarter. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $5.23 per Mcf during the quarter ended December 31, 2011 versus $5.78 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended December 31, 2011 which excludes the effects of cash settlements of natural gas derivative contracts, were $10.7 million, as compared to $7.4 million for the prior year quarter. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the quarter ended December 31, 2011 was $3.68 per Mcf as compared to the prior year quarter average of $3.90 per Mcf.

Average net gas sales volumes for the quarter ended December 31, 2011 were 31.4 MMcf per day, a 55% increase from the same quarter in 2010. Of this increase, 87% was due to the newly acquired gas properties.

Capital expenditures for the quarter ended December 31, 2011 were $72.8 million as compared to $5.1 million for the same quarter in the prior year. Of the capital expenditures for the quarter ended December 31, 2011, $71.3 million were related to newly acquired gas properties.

Year Ended December 31, 2011 Financial and Operating Results

For the year ended December 31, 2011, GeoMet reported net income of $2.8 million. Included in net income was a $7.9 million pre-tax, non-cash impairment to the Company’s gas properties and a $4.1 million pre-tax, non-cash, mark-to-market gain on derivative contracts. The Company received net cash payments of $11.1 million from the settlement of natural gas derivative contracts during 2011. Net income for the current year period was reduced by $1.0 million from non-routine charges relating to the purchase of certain coalbed methane gas properties. For the year ended December 31, 2010, GeoMet reported net income of $5.8 million. Included in net income for 2010 was a $5.9 million pre-tax, non-cash, mark-to-market gain on derivative contracts and a $2.2 million unrealized loss from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. Net income for 2010 was reduced by $1.4 million from a non-routine charge relating to the terminations of financing and asset sales transactions. The Company received net cash payments of $9.0 million from the settlement of natural gas derivative contracts during 2010.

For the year ended December 31, 2011, GeoMet reported a net loss available to common stockholders of $5.2 million, or $0.13 per fully diluted share. Included in net loss available to common stockholders for the year ended December 31, 2011 were non-cash charges of $1.8 million for accretion of preferred stock and $6.3 million for PIK dividends paid on preferred stock. For the year ended December 31, 2010, GeoMet reported net income available to common stockholders of $3.8 million, or $0.10 per fully diluted share. Included in net income available to common stockholders for the year ended December 31, 2010 were non-cash charges of $0.5 million for accretion of preferred stock and $1.5 million for PIK dividends paid on preferred stock.

Adjusted Net Income for the year ended December 31, 2011 increased to $5.8 million from $4.3 million in the prior year period. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net (Loss) Income.

Adjusted EBITDA for the year ended December 31, 2011 increased to $21.8 million from $19.8 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net (Loss) Income Adjusted EBITDA, including the return of acquisition costs related to the settlement of natural gas derivative contracts in the amount of $1.6 million, totaled $21.8 million for the year ended December 31, 2011. We believe this non-GAAP measure is also important for the reporting period because it includes the total cash flows being generated by the hedges acquired in the transaction discussed above. Such hedges were integral and a critical component of the value related to acquired gas properties. In addition, this treatment is also consistent with the treatment in our Bank Credit Agreement.

Revenues combined with cash settlements of natural gas derivative contracts, increased to $46.8 million for the year ended December 31, 2011 from $42.4 million in the prior year period. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $5.49 per Mcf during the year ended December 31, 2011 versus $5.72 per Mcf for the prior year period. Revenues, as reported for the year ended December 31, 2011, which excludes the effects of cash settlements of natural gas derivative contracts, were $35.6 million, as compared to $33.4 million for the prior year period. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the year ended December 31, 2011 was $4.15 per Mcf as compared to the prior year period average of $4.49 per Mcf.

Average net gas sales volumes for the year ended December 31, 2011 were 23.3 MMcf per day, a 16% increase from the same period in 2010. Of this increase, 77% was due to the newly acquired properties.

Capital expenditures for the year ended December 31, 2011 were $86.4 million as compared to $13.5 million for the same period in 2010. Of the capital expenditures for the year ended December 31, 2011, $71.3 million were related to newly acquired gas properties.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are identified by the use of words such as “target”, “plan”, “believe”, “intend”, “expect” and words of similar meaning, and include statements regarding our drilling results, opportunities to further cut costs, our plans to reduce our indebtedness and our ability to grow when gas prices rebound. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, the effects of increased costs and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and year ended December 31, 2011 on April 2, 2012 at 10:30 a.m. Central Time. To participate, dial (888) 230-6285 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 8468456. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on April 2, 2012 and will be available through April 16, 2012. To access the conference call replay, please dial (888) 203-1112 and enter replay pass code 8468456 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba and Black Warrior Basins in Alabama and the Central Appalachian Basin in Virginia and West Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Revenues:
Gas sales	$10,633	$7,289	$35,335	$33,074
Operating fees and other	70	65	280	287

Total revenues	10,703	7,354	35,615	33,361

Expenses:
Total production expenses	5,926	4,032	18,840	16,730
Depreciation, depletion and amortization	3,003	1,640	8,145	6,296
Impairment of gas properties	7,940	—	7,940	—
General and administrative	783	1,368	4,883	5,367
Terminated transaction costs	—	—	—	1,403
Acquisition costs	585	—	956	—
Realized gains on natural gas derivative contracts	(2,856)	(3,510)	(9,571)	(9,006)
Unrealized (gains) losses on natural gas derivative contracts	(4,176)	3,815	(4,067)	(5,950)

Total operating expenses	11,205	7,345	27,126	14,840

Operating (loss) income	(502)	9	8,489	18,521
Unrealized loss from change in fair value of derivative liability	—	(3,760)	—	(2,164)
Other expenses & interest, net	(1,167)	(978)	(3,679)	(5,158)

(Loss) income before income taxes	(1,669)	(4,729)	4,810	11,199
Income tax (benefit) expense	(531)	1,729	1,996	(5,407)

Net (loss) income	$(1,138)	$(3,000)	$2,814	$5,792

Accretion of Preferred Stock	(458)	(424)	(1,766)	(498)
Cash Dividends Paid on Preferred Stock	(1)	(1)	(3)	(1)
PIK Dividends on Preferred Stock	(2,283)	(1,250)	(6,293)	(1,486)

Net (loss) income available to common stockholders	$(3,880)	$(4,675)	$(5,248)	$3,807

(Loss) earnings per share:
Net (loss) income per common share:
Basic	$(0.10)	$(0.12)	$(0.13)	$0.10

Diluted	$(0.10)	$(0.12)	$(0.13)	$0.10

Weighted average number of common shares:
Basic	39,712	39,466	39,611	39,298

Diluted	39,712	39,466	39,611	39,299

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$458	$537
Accounts receivable	4,402	2,600
Inventory	597	1,002
Derivative asset – natural gas contracts	20,685	7,088
Other current assets	1,141	952

Total current assets	27,283	12,179

Property and equipment—net	176,393	106,087

Other noncurrent assets:
Derivative asset – natural gas contracts	1,766	2,187
Deferred income taxes	48,171	48,203
Other	3,533	1,430

Total other noncurrent assets	53,470	51,820

TOTAL ASSETS	$257,146	$170,086

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,500	$5,950
Accrued liabilities	3,936	2,306
Deferred income taxes	4,153	2,207
Derivative liability – interest rate swaps	—	5
Asset retirement liability	32	33
Current portion of long-term debt	92	133

Total current liabilities	15,713	10,634

Long-term debt	158,172	80,863
Asset retirement liability	8,139	5,466
Other long-term accrued liabilities	8	41

Total liabilities	182,032	97,004

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	28,483	22,074

Stockholders’ equity	46,631	51,008

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$257,146	$170,086

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended
	December 31,
	2011	2010
Net cash provided by operating activities	$16,014	$16,023
Net cash used in investing activities(1)	(91,856)	(12,185)
Net cash provided by (used in) financing activities(2)	75,762	(4,292)
Effect of exchange rates changes on cash	1	17

Decrease in cash and cash equivalents	(79)	(437)
Cash and cash equivalents at beginning of period	537	974

Cash and cash equivalents at end of period	$458	$537

(1)	Amount includes cash outflows of $78,264 related to the acquisition of gas properties.
(2)	Amount includes $78,739 of cash drawn from our revolving credit facility in connection with the purchase of gas properties.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net sales volumes (MMcf)	2,891	1,869	8,511	7,359
Per Mcf data ($/Mcf):
Average natural gas sales price	$3.68	$3.90	$4.15	$4.49
Differential to NYMEX (1)	$0.17	$0.09	$0.18	$0.10
Average natural gas sales price realized (2)	$5.23	$5.78	$5.49	$5.72
Adjusted lease operating expense (3)	$1.31	$1.43	$1.46	$1.53
Compression expenses	$0.33	$0.36	$0.35	$0.39
Transportation expense	$0.23	$0.17	$0.19	$0.17
Production taxes (4)	$0.16	$0.16	$0.18	$0.14
Total production expenses, as adjusted (3)	$2.03	$2.12	$2.18	$2.23
General and administrative expenses	$0.27	$0.73	$0.57	$0.73
Depletion	$1.01	$0.82	$0.91	$0.79

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
CENTRAL APPALACHIAN BASIN
Net sales volumes (MMcf)	2,119	1,404	6,386	5,472
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$1.12	$1.10	$1.15	$1.24
Compression expense	$0.38	$0.35	$0.36	$0.39
Transportation expense	$0.30	$0.22	$0.25	$0.23
Production taxes	$0.15	$0.16	$0.17	$0.16
Total production expenses, as adjusted (3)	$1.95	$1.83	$1.93	$2.02

ALABAMA
Net sales volumes (MMcf)	772	465	2,124	1,872
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$1.66	$2.40	$2.30	$2.23
Transportation expense	$0.07	$0.00	$0.02	$0.00
Compression expense	$0.17	$0.39	$0.31	$0.39
Production taxes (4)	$0.18	$0.16	$0.20	$0.08
Total production expenses, as adjusted (3)	$2.08	$2.95	$2.83	$2.70

(1)	The difference between the average natural gas price for the period, before the impact of gains and losses on natural gas derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.
(2)	Average realized price includes the effects of cash settlements from natural gas derivative contracts.
(3)	Produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees are not reflected in the net gas sales volumes. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The increase in production taxes per Mcf was due to refunds received in March and August 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At December 31, 2011, the Company had the following natural gas swap position:

Period	Volume (MMBtu)	Price
First Quarter of 2012	2,126,855	$6.27
Second Quarter of 2012	1,910,643	$5.77
Third Quarter of 2012	1,900,512	$5.75
Fourth Quarter of 2012	1,752,969	$5.05
First Quarter of 2013	900,000	$5.87

	8,590,979

As of December 31, 2011, we had the following forward sale:

Period	Volume (MMBtu)	Fixed Price
January through March 2012	273,000	$5.330

Subsequent to December 31, 2011, we entered into the following natural gas swap positions:

Period	Volume (MMBtu)	Fixed Price
April through October 2012	3,210,000	$2.89
November 2012 through March 2014	4,128,000	$3.81
November 2012 through March 2014	4,128,000	$3.82

	11,466,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net (loss) income	$(1,138)	$(3,000)	$2,814	$5,792
Add: Interest expense, net of interest income and amounts capitalized	1,161	984	3,681	5,124
Add (Deduct): Other expense (income)	6	(6)	(2)	34
(Deduct) Add: Income tax (benefit) expense	(531)	(1,729)	1,996	5,407
Add : Depreciation, depletion, amortization, and impairments	10,943	1,640	16,085	6,296
(Deduct) Add: Unrealized (gains) losses on natural gas derivative contracts	(4,176)	3,815	(4,067)	(5,950)
Add: Unrealized loss from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	—	3,760	—	2,164
Add: Stock based compensation	120	108	697	411
Add: Accretion expense	157	121	565	484

Adjusted EBITDA	$6,542	$5,693	$21,769	$19,762

The table above reconciles Adjusted EBITDA to net (loss) income. Adjusted EBITDA is defined as net (loss) income before net interest expense, other non-operating expense (income), income taxes, depreciation, depletion, amortization and impairments, unrealized (gains) losses on natural gas derivative contracts, unrealized loss from change in fair value of derivative liability-Series A Convertible Redeemable Preferred Stock, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s cash flows and operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET (LOSS) INCOME

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net (loss) income	$(1,138)	$(3,000)	$2,814	$5,792
Unrealized (gains) losses on natural gas derivative contracts, net of tax	(4,176)	3,815	(4,067)	(5,950)
Unrealized loss from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	—	3,760	—	2,164
Impairment of gas properties	7,940	—	7,940	—
Acquisition costs	585	—	956	—
Terminated transaction costs	—	—	—	1,403
Effect of income taxes	(1,661)	(2,894)	(1,844)	910

Adjusted Net Income	$1,550	$1,681	$5,799	$4,319

The table above reconciles Adjusted Net Income to net (loss) income. Adjusted Net Income is calculated by eliminating unrealized (gains) losses on natural gas derivative contracts from net (loss) income, impairment of gas properties, acquisition costs, terminated transaction costs, and their related tax effects to arrive at Adjusted Net Income. The tax effects are determined by calculating the tax provision for GAAP net (loss) income and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net (loss) income and are not eliminated in determining Adjusted Net Income. The adjustment better matches (gains) losses on natural gas derivative contracts with the period when the underlying hedged production occurs.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Lease operating expense	$3,842	$2,746	$12,713	$11,544
Deduct: Produced water disposal fees	70	65	281	288

Adjusted lease operating expense	$3,772	$2,681	$12,432	$11,256

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees are not reflected in the net gas sales price. The adjustment better matches lease operating expense to the natural gas sales revenue with which it is associated.